Exhibit 99.1

Stereotaxis Reports Improved First Quarter 2012 Financial Results

-Achieves 20% Year-over-Year Revenue Growth-

-Improves Operating Loss by $4.6 Million, or 52%, over Prior Year Quarter--Initiates Plan to Further Reduce Operating Costs by Additional 15-20%-

- Conference Call Today at 8:30 a.m. Eastern Time-

ST. LOUIS, MO, May 8, 2012—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the first quarter ended March 31, 2012.

Management Comments

Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis, said, “In the first quarter, we continued to capitalize on strong market response to the release of the Epoch™ Solution and robust utilization, realizing a 20% improvement in revenue over the prior year quarter. By quarter end, we had completed 25 upgrades to the Niobe® ES system in existing sites since its launch in December 2011; on pace with our forecast to achieve 40 upgraded sites during the first half of 2012. We expect Niobe® ES system sales will gain momentum throughout the year as we increase reference sites and optimize product value.”

“We also improved operating loss by $4.6 million, or 52%, over last year through a combination of top line growth and significantly lower operating spend, which declined 21% year over year,” continued Kaminski.

“In order to accelerate our timeline to achieve breakeven, we are executing a plan to reduce operating costs by an additional 15% to 20% without compromising our revenue growth strategies. With the Epoch™ Solution product development behind us, we can focus research dollars on enhancements that ensure market adoption and long-term success of the robotic platform. In addition, we have opportunity for greater efficiencies within our capital sales organization through alignment with our local clinical organization.

“These strategies, which are built on the successful commercial launch and improving revenue of the Niobe® ES system, position us to reach breakeven while continuing to refine our technology, expand our offering through the Vdrive™ product and leverage our strategic partners in global market opportunities,” concluded Kaminski.

Financial Results

Revenue for the first quarter 2012 totaled $12.3 million, a 20% increase over the prior year quarterly revenue of $10.2 million and a 6% increase over fourth quarter 2011 revenue of $11.6 million. The Company realized revenue of $2.8 million in Niobe® ES system sales and $2.0 million in Odyssey™ system sales in the first quarter 2012. Recurring revenue in the quarter improved 20% from the year-ago quarter to $7.1 million.

The Company generated global new capital orders of $3.0 million in the first quarter, comprised of ten Niobe® ES system upgrades, two Vdrive™ robotic navigation systems and $2.1 million in orders related to the Odyssey™ system. This compares to $7.1 million in global new capital orders in the first quarter 2011 and $3.6 million in the fourth quarter. Ending capital backlog for the first quarter was $16.9 million.

Gross margin in the quarter was $8.5 million, or 69.4% of revenue, versus $7.2 million, or 70.6% of revenue, in the first quarter 2011 and $8.3 million, or 71.4%, in the fourth quarter.

Operating expenses were $12.7 million in the first quarter, down $3.3 million from the year ago period and down $0.2 million sequentially. The decline was primarily attributed to headcount and discretionary spending cuts in the second half of 2011.

Operating loss in the quarter was $(4.2) million, compared to $(8.8) million in the prior year quarter, a 52% improvement and down $0.4 million sequentially, a 9% improvement.

The net loss for the first quarter was $(5.8) million, or $(0.11) per share, compared to a net loss of $(9.5) million, or $(0.17) per share, reported for the first quarter 2011 and $(5.5) million, or $(0.10) per share, in the fourth quarter 2011. The weighted average shares outstanding for the first quarter of 2012 totaled 55.0 million, compared with 54.7 million in the first quarter 2011 and 54.9 million in the fourth quarter.

Cash burn for the first quarter 2012 was $4.3 million, compared to $11.0 million in the prior year quarter and $14.8 million in the 2011 fourth quarter. The decrease from the prior year quarter is principally due to a smaller net loss and lower working capital while the decline from the 2011 fourth quarter is primarily due to lower working capital and the Company’s final repayment of the Biosense Webster advance.

At March 31, 2012, Stereotaxis had cash and cash equivalents of $10.5 million, compared to $14.0 million at December 31, 2011. At quarter end, total debt was $39.5 million, including $14.8 million related to Cowen Healthcare Royalty Partners financing.

Capitalization

“In line with our commitment to capitalize the company, we have entered into definitive agreements to raise approximately $18.5 million in two financing transactions with new and existing institutional investors,” stated Kaminski.

The financing consists of $10 million the Company will raise in a private offering of common stock and $8.5 million of unsecured, subordinated convertible promissory debentures, which will be convertible into shares of common stock at all times following the date the Company is required to receive shareholder approval of the transactions. The closing of the transactions is subject to standard and customary closing conditions. Net proceeds from these financings will be used to repay $7 million of the revolving credit facility guaranteed by Alafi Capital and Sanderling Venture Partners, for working capital and general corporate purposes. The Company expects to amend its credit agreement with Silicon Valley Bank to extend its revolving credit facility, which will decrease from $20 million to $13 million after pay down of $7 million of the guaranteed portion, to March 31, 2013, upon closing of the transaction.

Cost Reduction

The Company has announced immediate plans to further lower its cost structure throughout the organization with reductions that do not directly impact top line growth. As a result, it expects to reduce operating spend by an additional 15-20% from first quarter levels by the 2012 fourth quarter.

2012 Milestones

Stereotaxis reaffirmed the following milestones for 2012:

·	Complete additional capital raise and secure extended credit agreement with Silicon Valley Bank

·	Achieve at least 10 new Niobe® ES system sales

·	Complete 40 Niobe® ES system upgrades during the first half of 2012

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 8, 2012 at 8:30 a.m. Eastern Time, to discuss first quarter results and operational progress. The dial-in number for the conference call is 1-877-941-1465 for domestic participants and 1-480-629-9772 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. A real-time, listen-only webcast of the conference call will be accessible at www.stereotaxis.com in the Investors section under Event Calendar. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

An audio replay of the call will be available for seven days following the call and can be accessed by dialing 1-800-406-7325 for domestic callers and 1-303-590-3030 for international callers, both using passcode 4536824. The call also will be available for 90 days at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital’s interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey™ portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ circular catheter manipulator is currently under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, including our ability to extend our current loan facility and to obtain additional capital through other financing arrangements, in each case on a timely basis and on terms that are acceptable, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	EVC Group, Inc.	Frank Cheng
Chief Financial Officer	Gregory Gin / Doug Sherk	Senior Vice President,
314-678-6007	646-445-4801 / 415-568-4887	Marketing & Business
Development
314-678-6111

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2012	2011

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,468,699	$13,954,919
Accounts receivable, net of allowance of $704,328 and $667,529 in
2012 and 2011, respectively	10,293,481	11,104,038
Current portion of long-term receivables	59,811	59,679
Inventories	7,214,994	6,036,051
Prepaid expenses and other current assets	3,416,740	3,081,484

Total current assets	31,453,725	34,236,171
Property and equipment, net	3,061,673	3,323,856
Intangible assets, net	2,204,195	2,279,153
Long-term receivables	31,118	51,892
Other assets	41,635	40,760

Total assets	$36,792,346	$39,931,832

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$26,731,186	$21,173,321
Accounts payable	6,003,094	5,610,181
Accrued liabilities	5,510,409	5,703,166
Deferred contract revenue	8,277,817	8,220,306
Warrants	313,485	125,415

Total current liabilities	46,835,991	40,832,389

Long-term debt, less current maturities	12,720,806	17,290,531
Long-term deferred contract revenue	602,520	634,713
Other liabilities	1,561	3,094

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized at
2012 and 2011, none outstanding at 2012 and 2011	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2012 and 2011, 56,372,466 and 55,431,573 shares issued
at 2012 and 2011, respectively	56,372	55,432
Additional paid-in capital	358,001,453	356,729,118
Treasury stock, 40,151 shares at 2012 and 2011	(205,999)	(205,999)
Accumulated deficit	(381,220,358)	(375,407,446)

Total stockholders' equity (deficit)	(23,368,532)	(18,828,895)

Total liabilities and stockholders' equity (deficit)	$36,792,346	$39,931,832

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,

	2012	2011

Revenue
System	$5,179,505	$4,288,176
Disposables, service and accessories	7,103,723	5,936,528

Total revenue	12,283,228	10,224,704

Cost of revenue
System	2,342,410	2,184,478
Disposables, service and accessories	1,419,421	820,501

Total cost of revenue	3,761,831	3,004,979

Gross margin	8,521,397	7,219,725

Operating expenses:
Research and development	2,825,207	3,394,259
Sales and marketing	5,998,739	8,338,336
General and administration	3,872,873	4,250,269

Total operating expenses	12,696,819	15,982,864

Operating loss	(4,175,422)	(8,763,139)

Other income	(188,070)	20,346
Interest income	1,363	3,187
Interest expense	(1,450,783)	(810,327)

Net loss	$(5,812,912)	$(9,549,933)

Net loss per common share:
Basic and diluted	$(0.11)	$(0.17)

Weighted average shares used in computing net
loss per common share:
Basic and diluted	54,993,157	54,719,677

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